SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2002

Transmation, Inc.

(Exact name of registrant as specified in charter)

Ohio	0-3905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 716-352-7777

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On May 6, 2002 , the Registrant issued the following press release:

Transmation Names Charles P. Hadeed Vice President of Finance and Chief Financial Officer

ROCHESTER, NY — Transmation, Inc. (NASDAQ: TRNS), a leading distributor and marketer of test and measurement instrumentation and calibration and repair services, today announced the appointment of Charles P. Hadeed as Vice President-Finance and Chief Financial Officer. Mr. Hadeed replaces Peter J. Adamski who left the Company on March 15, 2002.

“We are excited that Charlie has joined us at this critical point in the Company’s development,” said Carl E. Sassano, President and Chief Executive Officer of Transmation, Inc. “He is an accomplished and talented executive who will bring much needed financial and operational expertise and leadership to Transmation.”

Mr. Hadeed, 52, brings over 30 years of financial and strategic leadership experience to Transmation. He most recently served as Vice President-Heathcare Ventures Group with Henry Schein Inc. Prior to that, he served as Group Vice President-Operations at Del Laboratories Inc., and in various executive positions, including Vice President-Global Lens Care Operations, President-Oral Care Division, Vice President-Operations-Personal Products Division and Vice President/Controller-Personal Products Division, during his career at Bausch & Lomb, Inc.

Mr. Hadeed earned a B.S. in Accounting from Syracuse University and is a certified public accountant. He is also a graduate of the Manufacturing Executive Program at the University of Michigan Center for Creative Leadership.

Commenting on his appointment, Mr. Hadeed stated: “I am pleased to join Transmation’s management team. I look forward to working with the team to meet the challenges and opportunities Transmation faces and to provide the financial direction needed to improve shareholder value.”

Transmation, Inc., through its TRANSCAT Division, sells and markets test and measurement instrumentation and calibration and repair services to a variety of industries including life sciences, communications, aerospace, automotive, petroleum refining, chemical manufacturing, public utility, pharmaceutical, and pulp and paper.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors which may be beyond the Company’s control.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMATION, INC.

Dated: May 7, 2002	By: /s/ Carl E. Sassano Carl E. Sassano President and Chief Executive Officer